UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 11, 2022
Date of report (Date of earliest event reported)

PLAYAGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-38357	46-3698600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6775 S. Edmond St., Suite #300 Las Vegas, Nevada, 89118
(Address of principal executive offices)(Zip Code)

(702) 722-6700
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	AGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☒     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2022, PlayAGS, Inc. (“the “Company”) appointed David Jacques Farahi, age 41, as a member of the Company’s board of directors (the “Board”). Mr. Farahi currently serves as Executive Chairman of Quick Custom Intelligence, a SaaS business which provides a suite of advanced business intelligence and operational tools to the casino and hospitality industries across 50 countries. A role he has held since May of 2022. Previously he served as Chief Operating Officer of Monarch Casino & Resort from 2012 to 2021. Starting his gaming career at Monarch in 1998, Farahi held several additional roles including Director of Investor Relations, FP&A Analyst, as well as numerous positions within the slot and gaming operations management departments. From 2004 to 2007 Mr. Farahi held various finance industry roles with HSBC Bank PLC in London, Geneva and New York. Mr. Farahi served four terms as President of the Colorado Gaming Association, from 2015 to 2021, where he spearheaded the industry's legislative agenda, including three successful state-wide ballot initiatives. In 2022 Mr. Farahi became an Adjunct Professor at Metropolitan State University Denver, teaching an introductory course on gaming and sports book management. Mr. Farahi earned an MBA from Columbia Business School with concentrations in both Real Estate and Finance. He also holds a BA in Economics and International Studies from Northwestern University. He earned Dean's List honors from both institutions.

The Board has determined that Mr. Farahi qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K, and as an independent director that is financially literate and has accounting and related financial management expertise as required by the listing standards of the New York Stock Exchange.

As a result of Mr. Farahi’s appointment, the Board is now comprised of eight members, five of which are independent directors. In connection with Mr. Farahi’s appointment to each of the Nominating and Governance Committee, Compensation Committee, and Audit Committee, the size of each such committee shall be increased by one member. As a result, the members of the Nominating and Governance Committee shall be Ms. Massion, Ms. Landau, Mr. Freeman and Mr. Farahi, the Compensation Committee members shall be Mr. Freeman, Ms. Landau, Mr. Chibib and Mr. Farahi, and the Audit Committee members shall be Mr. Chibib, Mr. Freeman, Ms. Landau, Ms. Massion, and Mr. Farahi.

For his services as an independent director of the Board and member of its three committees, Mr. Farahi will be entitled to compensation in accordance with the independent director compensation and committee member, consisting of an annual director fee of $75,000 payable quarterly in cash and an annual stock-based award, the size and vesting conditions of which are determined at the time of each grant.  The Company uses a target of $75,000 for the annual stock-based award, which may be changed at the Board’s discretion. It is further anticipated that Mr. Farahi will enter into a standard indemnification agreement with the Company. There are no actual or proposed transactions between Mr. Farahi or any of his related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYAGS, INC.

Dated: July 12, 2022	By:	/s/ David Lopez
Name: David Lopez
Title: Chief Executive Officer and President